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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 24/Amendment No. 371 to Registration Statement Nos. 333-54470/811-03365 on Form N-4 of our report dated March 31, 2010, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of MetLife Investors USA Separate Account A and our report dated March 23, 2010, relating to the financial statements of MetLife Investors USA Insurance Company (the "Company") (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009 and its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008), both appearing in the Statement of Additional Information in Post-Effective Amendment No. 23/Amendment No. 358 to Registration Statement Nos. 333-54470/811-03365 of MetLife Investors USA Separate Account A, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, also in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
June 11, 2010